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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  FORM 12b-25


                          NOTIFICATION OF LATE FILING


                                                Commission File Number 000-23892
                                                                       ---------

    (Check one)

    [X] Form 10-K and Form 10-KSB   [ ] Form 11-K

    [ ] Form 20-F   [ ] Form 10-Q and Form 10-QSB   [ ] Form N-SAR

    For period ended ___________________________________________________________

    [ ] Transition Report on Form 10-K and Form 10-KSB

    [ ] Transition Report on Form 20-F

    [ ] Transition Report on Form 11-K

    [ ] Transition Report on Form 10-Q and Form 10-QSB

    [ ] Transition Report on Form N-SAR

    For the transition period ended ____________________________________________

    Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

    If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: ________________________

________________________________________________________________________________


                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant: Rainwire Partners, Inc.

Former name if applicable ______________________________________________________

________________________________________________________________________________

Address of principal executive office (Street and number): Monteith Commons, First Floor, 2931 Piedmont Road, N.E.

City, state and zip code: Atlanta, GA 30305

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                                    PART II
                             RULE 12b-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report, semi-annual report, transition report on Form 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar
         [X] day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                   NARRATIVE

         State below in reasonable detail the reasons why Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets is needed.)

         As a result of recent turnover in the Company's management, the Company was not in a position to complete its internal books and records.

                                    PART IV
                               OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification.

              Lyne Marchessault                          (404) 842-1510
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                  (Name)                         (Area Code) (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                [X] Yes  [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                [ ] Yes  [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                            Rainwire Partners, Inc.
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                  (Name of Registrant as Specified in Charter)

         Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date    4/2/02     By                   /s/ Lyne Marchessault
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                  Instruction.  The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on